EXHIBIT 10.33
October 17, 2007
TO: Michael R. O’Brien
FROM: Scott S. Barnum
RE: Amended Employment Letter
In response to your resignation letter dated September 27, 2007, this letter confirms our discussion regarding our offer to revise your compensation and severance package for you to continue the role as the Chief Financial Officer for Pyramid Breweries. Please review it carefully and call me if you have any questions or comments. Once you have reviewed it and had your questions and concerns, if any, addressed to your satisfaction, please sign it and retain a copy for yourself; and return the original to me. If you accept these revisions, this letter will be maintained in your personnel file.
Base Compensation:
Effective March 1, 2008, your base compensation will be adjusted to $7,115.38 per pay period, ($185,000 per annum). Additional base salary increases are subject to approval of the Pyramid Breweries Compensation Committee.
You will continue to be eligible for the approved Officer Incentive Compensation program as approved by the Compensation Committee.
Equity Compensation:
You are hereby offered 100,000 shares in stock options effective November 1, 2007. These options will vest over four years per the 2004 Equity Incentive Plan guidelines as follows:
The Pyramid Breweries’ 2006 Corporate and Operations Incentive Compensation Program is governed by the program document.
Questions regarding the program document should be forwarded to the Chief Financial Officer.

After 1 year	1/4th

Each additional one-month period of continuous service completed thereafter	An additional 1/48th

After 4 years	100%
Termination Payment Provisions:
The effective date of the Termination Payment outlined in your offer letter will be the date of the signed execution of this letter, instead of January 1, 2008 as documented in your offer letter dated September 20, 2006.
If you have any questions about any aspect of this letter, please let me know. If you understand the letter and agree to its contents, please sign below, return the original to me and retain a copy for your records.
I am excited about our future together as part of the team here at Pyramid Breweries and am looking forward to our continued working relationship.
Sincerely,

/s/ Scott S. Barnum
Scott Barnum	October 17, 2007
Chief Executive Officer	Date
Pyramid Breweries

/s/ Michael R. O’Brien Michael O’Brien	October 17, 2007 Date
The Pyramid Breweries’ 2006 Corporate and Operations Incentive Compensation Program is governed by the program document.
Questions regarding the program document should be forwarded to the Chief Financial Officer.

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